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                                  Exhibit 99.3

                                 Code of Ethics

                  The Trustees and Administrator of the City Investing Company Liquidating Trust (the "Trust") have an obligation to the Trust, its Unit Holders and the public investor community to maintain the highest standards of honest and ethical conduct. In recognition of this obligation, the Trustees have adopted the following standards of ethical conduct for themselves and the Trust's Administrator. Adherence to these standards is integral to achieving the objectives of the Trust and its Unit Holders. Neither the Trustees nor the Administrator shall commit acts contrary to these standards nor shall they condone the commission of such acts by advisors, agents or others engaged by the Trust.

                                   Competence
                                   ----------

Trustees and the Administrator have a responsibility to:

o Maintain an appropriate level of professional competence by continuing development of their knowledge and skills.

o Perform their professional duties in accordance with relevant laws, regulations, and technical standards.

o Prepare full, fair, accurate, timely and understandable financial statements, reports and recommendations after appropriate analyses of relevant and reliable information.

                                 Confidentiality
                                 ---------------

Trustees and the Administrator have a responsibility to protect the Trust by:

o Refraining from disclosing to others confidential information acquired in the course of their work except when authorized to do so.

o Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.

                                    Legality
                                    --------

Trustees and the Administrator have a responsibility to:

o Comply with rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations.

o Act in good faith, responsibly, without misrepresenting material facts or allowing their independent judgment to be compromised.

o Avoid actual or apparent conflicts of interest between personal and Trust-related relationships and advise the Audit Committee of any prospective or existing potential conflict.

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o        Refrain from engaging in any activity that would prejudice their ability to carry out their duties ethically.

o Refuse any gift, favor, or hospitality that would influence or would appear to influence their actions.

o Refrain from engaging in or supporting any activity that would discredit the Trust.

o In any dealings with a government official, supplier, or other person or entity, the Trustees and the Administrator shall not request, accept, or offer to give any significant thing of value, the purpose or result of which could be to influence the bona fide business relations between the Trust and such persons or entities.

                        Integrity of Financial Statements
                        ---------------------------------

Trustees and the Administrator shall assure that:

o No funds or assets of the Trust shall be used for any purpose that would be in violation of any applicable law or regulation.

o No contributions shall be made by or on behalf of the Trust to any political candidate, party, or campaign either within or without the United States.

o No fund or asset of the Trust shall be established or maintained that is not reflected on the books and records of the Trust.

o No false, artificial, or misleading entries in the books and records of the Trust shall be made.

o No transaction shall be effected and no payment shall be made by or on behalf of the Trust with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

                              Prohibition of Loans
                              --------------------

o No Trustee or the Administrator shall request or accept a loan or advance from the Trust.

Trustees and the Administrator of the Trust shall be responsible for the enforcement of the policies set forth in this Code of Ethics. Should any information or knowledge regarding any transaction or activity prohibited by this Code of Ethics come to the attention of a Trustee or the Administrator, it shall promptly be reported to the Audit Committee of the Trust. Trustees and the Administrator will be required on an annual basis to certify their compliance with this Code of Ethics.